Exhibit 10

January 19, 2005

Ms. Sarah Coffin

7650 Yennicook Way

Hudson, OH 44236

Dear Sarah,

It is a pleasure to confirm our offer for the position of Executive Vice President and Officer, in Borden Chemical, Inc. (BCI). This position will be based in Columbus, Ohio.

Your starting salary will be $250,000 effective on the first day of employment. Your next increase will occur March 1, 2006. It is anticipated you will commence your employment on or before February 14, 2005.

Based on your position and salary, as an active employee, you will be eligible to participate in the 2005 BCI Management Incentive Plan prorated to your first month of employment. You must have joined the company by the 15th of that month to be eligible to receive incentive for that month. The terms of this plan and eligibility for participation are reviewed annually. During 2005, the plan provides a target incentive award of 50% of your salary, based on achieving financial objectives as well as team and individual project goals.

You will be recommended to the Board for participation in Borden Chemical’s management equity purchase program at the $100,000 investor level, at the next offering.

You are eligible to receive up to four weeks vacation per year, prorated to your start date during your first year of employment.

You will also be eligible to participate in the Management Executive Perquisite Program, which is subject to approval by our board annually. The program offers you a $25,000 cash payment and other executive benefits, upon completion of the first 30 days of employment. The cash payment is intended to help toward the financing of a car, country club, financial planning, or any investment decision you elect to make. You have the freedom to determine the best use of the perquisite payment. This is considered income to you and therefore requires the necessary deductions.

We will share with you the cost of life, health care, pension and other benefit programs sponsored by BCI as in effect from time to time. Upon enrollment, your health care and your life coverage will be in effect on the first day of your employment. We have enclosed a summary of Benefits so that you can decide which programs best fit your needs. You will complete the appropriate enrollment documents during your New Hire Orientation Program.

Except as described below, you will be covered under the Homeowner Buyout Relocation policy. We have reached an understanding that your home will not be taken into inventory through Executive Relocation due to synthetic stucco and you will maintain responsibility for securing a buyer for the property. To assist you in a rapid and successful sale of the property, Borden Chemical is providing you with the following:

•	Up to $50,000 toward a “sale shortfall” against the appraised value of your home. This is intended to facilitate your desire to move rapidly, by assisting you in pricing the property aggressively and concluding a positive sale quickly.

•	The company also agrees to “gross up” the amount of the sale shortfall that is ultimately paid to you.

•	Executive Relocation will secure the appraisals to establish the value of your property.

•	You agree to establish a reasonable sale price to attract a buyer for the home.

•	Executive Relocation will maintain the responsibility of qualifying any buyer that becomes seriously interested in the property.

•	Typically our policy allows for you to receive a 3 month interest free Equity Loan for 90% of the appraised value of the property. However, due to restrictions associated with Securities law, we are unable to offer any Executive Officer a loan.

•	To assist you with expenses you may incur, BCI agrees to provide you with a $20,000 sign on bonus. This bonus is payable to you upon completion of 30 days of employment.

•	In addition, up to 60 days of temporary housing is available to you.

•	Should duplicate mortgages become required, you agree to be responsible for any duplicate mortgage payments through June 30, 2005. BCI agrees to pay for the lesser of the two mortgage payments from July 1 through September 30, 2005.

•	Other benefits in the Relocation Policy other than the items outlined above remain available to you.

•	Before initiating any action with your move you are encouraged to contact Mary Ann Davies at Executive Relocation, phone 248-341-1700.

Your employment is contingent upon successfully passing a drug screen, which you have already done. Thank you for completing and returning the Employment Application and other forms, which have authorized us to complete your background check.

As part of the consideration for initial employment, you are required to execute a Security and Invention, Ethics, Conflicts of Interest and Non-Compete Agreement. A copy of this agreement along with our Code of Business Ethics has already been provided to you.

It is my sincere hope that you will join the Borden Chemical Senior Leadership Team. We are excited about the future growth potential of the company and believe you will serve as an important addition to our team. This letter confirms our discussions concerning your offer package. You acknowledge that there are no other terms outstanding.

Please acknowledge receipt and acceptance of this offer by signing and dating, and then returning the original of this letter to me no later than Wednesday, January 19, 2005. This offer supercedes all prior communication regarding the terms and conditions of your employment.

If you have questions please feel free to contact me.

Sincerely,

Craig O. Morrison
President and CEO

Offer accepted:	/s/ Sarah Coffin	Date: 1/21/04
Sarah Coffin